EXHIBIT 10.5

DILLON COMPANIES, INC.

EXCESS BENEFIT PENSION PLAN

Effective January 1, 1994

DILLON COMPANIES, INC.

EXCESS BENEFIT PENSION PLAN

     Dillon Companies, Inc. hereby states, effective as of the 1" day of January, 1994, the Dillon Companies, Inc. Excess Benefit Pension Plan, established for the sole purpose of providing to participants in the Dillon Companies, Inc. Pension Plan benefits in excess of limitations on benefits imposed by Section 415 of the Internal Revenue Code of 1986 (as amended from time to time) as hereafter provided.

ARTICLE I
Definitions

     1.01 Board of Directors shall mean the Board of Directors of the Company (as defined in Section 1.04).

     1.02 Code shall mean the Internal Revenue Code of 1986, as the same now stand and may hereafter be amended from time to time.

     1.03 Committee shall mean the Retirement Management Committee.

     1.04 Company shall mean Dillon Companies, Inc., a Kansas corporation, its corporate successor and the surviving corporation resulting from any merger of Dillon Companies, Inc. with any other corporation or corporations and shall be deemed to include any other corporation organized and existing under the laws of the United States or any state or the District of Columbia of which 50% of the issued and outstanding stock is owned by Dillon Companies, Inc. or by a subsidiary.

     1.05 Designated beneficiary shall mean a "beneficiary" as defined in the Dillon Companies, Inc. Pension Plan.

     1.06 Insolvency shall be defined as an excess of liabilities over assets as determined in accordance with generally accepted accounting principles.

     1.07 Participant shall mean an individual who at any time on or after January 1, 1994 is a "participant" as defined in the Dillon Companies, Inc. Pension Plan and shall be deemed to include such participant's designated beneficiary as defined in Section 1.05 and, when appropriate, such participant's estate and surviving spouse.

     1.08 Pension Plan shall mean the Dillon Companies, Inc. Pension Plan.

     1.09 Plan shall mean this Dillon Companies, Inc. Excess Benefit Pension Plan.

ARTICLE II
Benefits

     2.01 At such time as a participant shall receive a distribution under the Pension Plan, such participant also shall receive a distribution under this Plan in an amount equal to the excess, if any, of (1) the amount such participant would have received under the Pension Plan if the limitations of Code Section 415 did not apply to such distribution and had not applied to the accrual of benefits under the Pension Plan, over (2) the amount of the distribution under the Pension Plan which would have been made but for the Profit Sharing Benefit offset provided under the Pension Plan-

     2.02 The benefit payable to a participant under this Plan shall be paid in the same form as the benefit provided under the Pension Plan; provided, however, that in the sole discretion of the Committee, said benefit may be paid in a single lump sum cash amount, if it does not exceed twenty-five thousand dollars ($25,000). Such lump sum payment shall be the actuarial equivalent of the monthly benefit payable to the participant under Section 2.01 of this Plan. The determination of the lump sum amount shall be calculated in the same manner and using the same actuarial assumptions as used in the calculation of lump sum payments under the Pension Plan.

     2.03 Anything herein to the contrary notwithstanding, if a participant who is entitled to receive a benefit hereunder is discharged from employment with the Company for cause, any benefit payable under the Plan to such participant may, at the discretion of the Company, be forfeited. In such case, the Company shall have no further obligation hereunder to such participant.

ARTICLE III
Administration

     3.01 The Committee shall have full responsibility for administration and operation of the Plan, including complete discretion to make whatever interpretations and decisions which might be necessary under the Plan.

     3.02 A majority of the members of the Committee shall constitute a quorum for the transaction of business.

     3.03 The Committee shall have such powers and duties as are specified in this Plan, including, but not limited to, the power to determine all questions regarding claims for benefits and procedures for review of claims for benefits under this Plan, and construction of the terms of this Plan, and such implied powers and duties as may be necessary to carry out the provisions of this Plan.

     3.04 The Company shall indemnify the members of the Committee from all claims for liability, loss or damage (including payment of expenses in connection with the defense against any such claims) arising from any act or failure to act which constitutes a breach of such member's fiduciary responsibilities under any aspects of the law; provided, however, that the Company shall not indemnify any member of the Committee from any claims arising out of the willful misconduct, willful failure to act or gross negligence of such member.

     3.05 No member of the Committee may act, vote or otherwise influence the decision of the Committee specifically relating to such member's benefits under this Plan.

ARTICLE IV
Miscellaneous

     4.01 The Company shall pay all benefits under this Plan from its general assets, including, at the sole option of the Company, from any assets held in any grantor trust, the assets of which are subject to the claims of the Company's general, unsecured creditors in the event of the Company's insolvency, that may be established by the Company. In no event shall the Company irrevocably set aside assets to pay benefits under this Plan in such a manner as to make such assets unreachable by the Company's general, unsecured creditors in the event of the Company's insolvency- No participant shall have, by virtue of this Plan, any right to any specific assets of the Company. All participants, at all times, shall remain general, unsecured creditors of the Company.

     4.02 The Company may, at any time and from time to time, amend, in whole or in part, any or all provisions of this Plan or may terminate this Plan. In the event that the Company terminates this Plan, the Company nevertheless shall pay benefits under this Plan pursuant to the provisions of Article II of this Plan to individuals who, at the time of such termination, are participants; provided, however, that in the event of such termination, the Committee shall determine, under Article II of this Plan, the amount which a participant would have received under the Pension Plan if the limitations of Code Section 415 did not apply to such distributions and had not applied to the accrual of benefits under the Pension Plan only by reference to the years of benefit service, as defined in the Pension Plan, as of the date of such termination.

     4.03 Neither the creation nor the maintenance of this Plan shall entitle any participant to continued employment with the Company.

     4.04 No participant shall have the right to assign, transfer, hypothecate, encumber, anticipate, pledge or commute any benefit under this Plan, and no such benefit shall be subject in any way to any legal process, including, but not limited to, levying upon or attaching the same for payment of any claims against any participant.

     4.05 This Plan in all respects shall be construed and interpreted according to the laws of the State of Kansas, and the Company and all participants in all things in respect thereto shall be governed by such laws.